Exhibit 99.2

Remarks of Bernard P. Aldrich

Rimage Corporation 1st Quarter 2007 Conference Call

April 30, 2007

▪	Good afternoon and thank you for taking the time to participate in our first quarter earnings conference call.

▪	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results in some detail.

▪	Also with us is Manny Almeida, our chief operating officer, and Dave Suden, our chief technology officer

▪	We will be pleased to take your questions at the conclusion of our opening remarks.

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Since Regulation FD prohibits us from providing any forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance for the second quarter of 2007 in this afternoon’s earnings release.

▪	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.

▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.

▪	Turning now to the subject of this conference call, our results for the first quarter of 2007 were consistent with our previously issued guidance for this period.

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Sales came to $21.5 million, compared to $22.6 million last year, while earnings rose to $2.1 million or $0.20 per diluted share from $1.6 million or $0.16 per diluted share in the same period of 2006.

▪	As we said in our previous guidance for this period, the first quarter is typically our softest period in any given year.

▪	Despite the anticipated softness in our first quarter sales, our earnings came in at the upper end of our forecasted range due to an increase in our gross margin and a reduction in operating expenses.

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Our gross margin benefited from a shift in our sales mix toward high-end systems within our Producer line, while the decline in total operating expenses was achieved despite incurring approximately $500,000 related to the North American and European implementation of our new SAP-based enterprise resource planning system.

▪	This project has been successfully completed, and we are currently evaluating additional modules to support our sales and marketing efforts.

▪	Turning now to the news in this afternoon’s release, we recently received an $8 million order from a major national retailer for our disc publishing systems and related maintenance contracts.

▪	This order marks another step in our retail rollout.

▪	Although the precise schedule for shipments and installations is still being developed, we believe this order will ship during the second and third quarters.

▪	The on-demand publishing of photos on discs will be the initial application for these systems.

▪	Equipped with our powerful Everest color printers, our systems will produce discs containing the customer’s photos and customized disc surface printing.

▪	These systems will be integrated seamlessly into the one-hour photo operation in each store.

▪	In addition to the production of photo CDs and DVDs, the systems that we are selling are also capable of supporting the on-demand publishing of customized video, music and software.

▪	As a result of this recent order, Rimage disc publishing systems will be installed in over 3,000 stores nationally.

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We expect to make additional progress in the retail marketplace as the year progresses, but I again want to remind you that the pace of any retail rollout is dependent upon the frequently changing schedules of our customers.

▪	For this reason, the rollouts we are serving will continue to be uneven between quarters.

▪	That said, we continue to believe that retail applications will be one of our strongest growth drivers over the next few years.

▪	We also are optimistic about Rimage’s prospects in our other targeted markets, including medical and business services.

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To briefly summarize our medical opportunity, growing numbers of hospitals and clinics are deploying our disc publishing technology as the digital output solution for a number of scanning modalities, including CR, CT and MRI.

▪	This opportunity is emerging in all of the geographies that we serve around the world.

▪	In effect, these institutions are replacing conventional analog film with CDs, DVDs and eventually with blue laser discs due to the lower costs and convenience of digital output.

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We see significant opportunities for Rimage as our digital output solution is extended to additional imaging modalities, and our greatest opportunity may lie in the area of electronic medical records and disaster recovery for PACS systems.

▪	Business services also show considerable promise.

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Primarily addressed by our traditional channel partners, business services continue to generate ongoing applications in a broad range of market segments such as education, broadcasting, religion and financial.

▪	In addition we see continued development in our government sector.

▪	Given all of these factors, we remain confident that 2007 should be a good year for Rimage.

▪	Turning now to the financial guidance contained in this afternoon’s release, we are forecasting earnings of $0.25 to $0.30 on revenues of $25.0 to $27 million.

▪	Attaining guidance at this level would make this year’s second quarter a strong period for Rimage.

▪	Thank you.

▪	Now, Rob Wolf will review some highlights from our first quarter operating results.

Remarks of Robert M. Wolf

Rimage Corporation 1st Quarter 2007 Conference Call

April 30, 2007

▪	Thanks, Bernie

▪	First, I will run through a few highlights about our first quarter sales.

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Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 2% in the first quarter of 2007 and accounted for 51% of sales, compared to 48% in the first quarter of 2006.

▪	International sales increased 3% in the first quarter and accounted for 41% of total sales, compared to 38% in the year-earlier period.

▪	Our European operation, which we are continuing to strengthen with new systems and personnel, continued to generate the majority of international sales.

▪	However, sales in Asian markets increased 34% in the first quarter, reflecting the strong emphasis that we are placing on this region.

▪	Currency effects increased worldwide sales by 3% in the first quarter of 2007.

▪	Rimage’s gross margin was 45% in this year’s first quarter, unchanged from the fourth quarter of 2006 but up from 43% in last year’s first quarter.

▪	Our first quarter gross margin benefited from a shift in our sales mix toward higher-end systems within our Producer product line, which partly offset the lower sales volume during this period.

▪	Our gross margin in the second quarter of 2007 is expected to be in the range of 44% to 45%.

▪	Moving down the P&L, first quarter R&D expense came to approximately $1.6 million, down from $2.0 million in last year’s fourth quarter and virtually unchanged from the year-earlier period.

▪	The sequential quarterly reduction in R&D resulted from the completion of an R&D initiative.

▪	R&D spending is forecasted to increase 5% to 10% in this year’s second quarter.

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Selling, general and administrative expense, which includes stock compensation expense as well as costs related to the implementation of our new ERP system, totaled $5.8 million, down from $6.6 million in the fourth quarter and $6.1 million in the first quarter of 2006, which included the final expense associated with the strategic study conducted by an international consulting group.

▪	We believe second quarter SG&A should be at or near the first quarter level.

▪	Our first quarter income tax as a percentage of pre-tax income was 33%, compared to 37% in last year’s fourth quarter.

▪	The drop in our first quarter tax rate was due primarily to higher tax-exempt interest income.

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For this year’s second quarter, we believe our income tax as a percentage of pre-tax income will be at or near the first quarter level due, again, to our strategic decision to invest a substantial portion of our cash reserves in tax-exempt securities.

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Turning now to our balance sheet, Rimage is continuing to generate significant cash flows from internal operations despite our high level of business investments in our business platform and sales and marketing organization.

▪	Cash and investments rose to $83.5 million at the end of the first quarter, up from $77.4 million at December 31, 2006 and $66.2 million at the end of the first quarter of 2006.

▪	Finally, stockholders’ equity increased to $100.3 million at March 31, 2007, up from $95.5 million at December 31, 2006 and $80.3 million at the end of last year’s first quarter.

▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.